Exhibit 10.12

April 25, 2024

Greg Smitherman

Chief Financial Officer

Cloudastructure, Inc.

150 SE 2nd Ave, Suite 300

Miami, FL 33131

Dear Greg,

We are pleased that Cloudastructure, Inc. (collectively with its owned or controlled subsidiaries, the “Company”) has decided to retain Maxim Group LLC (“Maxim”) to provide general financial advisory and investment banking services to the Company as set forth herein. This letter agreement (“Agreement”) will confirm Maxim’s acceptance of such retention and set forth the terms of our engagement.

1. Retention. The Company hereby retains Maxim as its financial advisor and investment banker to provide general financial advisory and investment banking services, and Maxim accepts such retention on the terms and conditions set forth in this Agreement. In connection with this Agreement, Maxim may provide certain or all of the following services (collectively referred to as the “Advisory Services”):

(a) assist management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(b) advise the Company on matters relating to a direct listing to a major U.S. exchange, initial public offering, SPAC business combination, reverse merger into a public company or other transaction that results in the Company’s listing on a major U.S. exchange (each, a “Go-Public Transaction”);

(c) assist the Company with strategic introductions;

(d) advise the Company on potential financing alternatives, including facilitation and negotiation of any financial or structural aspects of such alternatives; and

(e) provide such other financial advisory and investment banking services upon which the parties may mutually agree.

It is expressly understood and agreed that Maxim shall be required to perform only such tasks as may be necessary or desirable in connection with the rendering of its services hereunder and therefore may not perform all of the tasks enumerated above during the term of this Agreement. Moreover, it is further understood that Maxim need not perform each of the above-referenced tasks in order to receive the consideration described in Section 3. It is further understood that Maxim’s tasks may not be limited to those enumerated in this paragraph.

2. Information. In connection with Maxim’s activities hereunder, the Company will cooperate with Maxim and furnish Maxim upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Maxim deems appropriate and will provide Maxim with access to the Company’s officers, directors, employees, independent accountants and legal counsel. The Company represents and warrants to Maxim that all Information made available to Maxim hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made. The Company further represents and warrants that any projections and other forward-looking information provided by it to Maxim will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company recognizes and confirms that Maxim: (i) will use and rely primarily on the Information and on information prepared by the Company that is available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company. Any advice rendered by Maxim pursuant to this Agreement may not be disclosed publicly without Maxim’s prior written consent. Maxim hereby acknowledges that certain of the Information received by Maxim may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Maxim as confidential. Maxim agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved.

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3. Consideration. As consideration for Maxim’s services pursuant to this Agreement, Maxim shall be entitled to receive, and the Company agrees to pay Maxim, the following compensation:

(a)	The Company shall retain Maxim as an exclusive advisor, agent and/or underwriter in connection with any Go Public Transaction during the Term. The fees appearing in Exhibit B hereto (the “Fee Schedule”) shall be earned by and paid to Maxim by the Company upon the consummation of any Go-Public Transactions undertaken by the Company, the further terms of which will be mutually agreed upon under separate advisory, placement agency and/or underwriting agreements.

(b)	The Company will issue to Maxim or its designees 700,000 shares of the Company’s Common Stock (“Common Stock”) as of the execution date of this Agreement. Maxim or its designee shall have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock. Upon Maxim’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the transfer agent to remove the restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

(c)	The Company and Maxim acknowledge and agree that, in the course of performing services hereunder, Maxim may communicate with (as the Company’s advisor) or introduce the Company to third parties who may be interested in providing financing to the Company (a “Financing”) or in entering into a transaction with the Company, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, strategic alliance or other similar transaction (any such transaction, a “Transaction”). The Company agrees that if during the term of this Agreement or within eighteen (18) months from the effective date of the termination of this Agreement either the Company or any party to whom the Company was introduced, directly or indirectly, by Maxim, or who was contacted by Maxim on behalf of the Company in connection with its services for the Company, proposes a Financing or any Transaction, as part of the Go-Public Transactions, involving the Company, then, if any such Financing or Transaction is consummated, the Company shall pay to Maxim fees in accordance with the Fee Schedule. Such fees shall be payable to Maxim in cash at the closing or closings of the Financing or Transaction, as part of the Go-Public Transactions, to which it relates. Any funds raised outside of a Go-Public Transactions, will not trigger the fees. For purposes of clarity, any funds raised from the companies listed in Exhibit C (who have already been contacted by The Company) will not trigger any fees unless specifically included in a larger Go-Public Transaction led by Maxim.

4. Expenses. In addition to payment to Maxim of the compensation set forth in Section 3 hereof, the Company shall promptly upon request from time to time reimburse Maxim for all reasonable expenses (including, without limitation, fees and disbursements of counsel and all travel and other out-of-pocket expenses) incurred by Maxim in connection with its engagement hereunder. Maxim will provide the Company an invoice and copies of receipts pursuant to its expenses and such expenses shall not exceed $2,000 without prior authorization of the Company; provided that the foregoing limitation and consent shall not apply to legal fees. All fees for services related to the Go Public Transaction will not exceed $30,000. Legal Fees of Maxim’s counsel for any other Transaction will be limited to $125,000 per Transaction.

5. Indemnification. The Company agrees to indemnify Maxim in accordance with the indemnification and other provisions attached to this Agreement as Exhibit A (the “Indemnification Provisions”), which provisions are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

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6. Right of First Refusal. Subject to completion of a Go Public Transaction, as additional consideration for Maxim’s services hereunder and as an inducement to cause Maxim to enter into this Agreement, for a period of eighteen (18) months from the consummation of a Go-Public Transaction (the “ROFR Period”), if the Company proposes to effect a public offering of its securities on a US exchange, private placement of securities or other Financing, or the Company proposes to enter into a Transaction, the Company shall give Maxim the right of first refusal to act as its exclusive underwriter and book running manager, its exclusive placement or sales agent, or its exclusive advisor, as applicable, in connection with such Financing or Transaction, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. This right of first refusal shall not apply if the Company terminates Maxim for Cause as that term is defined below. Such offer shall be made in writing in order to be effective. The Company shall not offer to retain any other investment banking firm in connection with any such offering or Financing, on terms more favorable than those discussed with Maxim without offering to retain Maxim on such more favorable terms. Maxim shall notify the Company within thirty (30) days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If Maxim should decline such retention, the Company shall have no further obligations to Maxim, except as specifically provided for herein.

7. Other Activities. The Company acknowledges that Maxim has been, and may in the future be, engaged to provide services as an underwriter, placement agent, finder, advisor and investment banker to other companies in the industry in which the Company is involved. Subject to the confidentiality provisions of Maxim contained in Section 2 hereof, the Company acknowledges and agrees that nothing contained in this Agreement shall limit or restrict the right of Maxim or of any member, manager, officer, employee, agent or representative of Maxim, to be a member, manager, partner, officer, director, employee, agent or representative of, investor in, or to engage in, any other business, whether or not of a similar nature to the Company’s business, nor to limit or restrict the right of Maxim to render services of any kind to any other corporation, firm, individual or association. Maxim may, but shall not be required to, present opportunities to the Company.

8. Term and Termination; Survival of Provisions. Either Maxim or the Company may terminate this Agreement at any time upon thirty (30) days’ prior written notice to the other party after the eighteen (18) month anniversary of this Agreement, unless earlier terminated for Cause (defined hereinafter). Pursuant to this Agreement, “Cause” shall mean gross negligence, willful misconduct or an uncured material breach of this Agreement by Maxim of which the Company has provided Maxim with reasonable notice and opportunity to cure. In the event, however in the course of due diligence performed by Maxim, Maxim deems it necessary to terminate the engagement, Maxim may do so at any time upon immediate written notice. If the Company terminates the Agreement for Cause (as hereinafter defined), upon thirty (30) days’ notice and effective within eleven months of the execution of this Agreement, Maxim shall return the pro rata amount of the Common Stock described in Section 3(b) above based on the amount of time remaining in such eleven month period. It is further understood that if during the term of this Agreement the Company is acquired by an unrelated separate entity, this Agreement shall automatically terminate and no future fees shall be owed pursuant to Section 3 (but other surviving provisions of this Agreement as set forth in this Section shall survive). Notwithstanding anything expressed or implied herein to the contrary: (i) any other agreement entered into between Maxim and the Company may only be terminated in accordance with the terms thereof, notwithstanding an actual or purported termination of this Agreement, and (ii) the terms and provisions of Sections 3, 4, 5 (including, but not limited to, the Indemnification Provisions attached to this Agreement and incorporated herein by reference), 6, 8, 9, 10, 11, 13, 15 and 17 shall survive the termination of this Agreement.

9. Notices. All notices will be in writing and will be effective when delivered in person or sent via U.S. Mail or private carrier or via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:	Cloudastructure, Inc.
150 SE 2nd Ave, Suite 300
Miami, FL 33131
Attention: Greg Smitherman

To Maxim:	James Siegel, Esq.
Maxim Group LLC
300 Park Avenue
New York, NY 10022
Telephone: (212) 895-3508
Facsimile: (212) 895-3888

Mr. Clifford Teller
Maxim Group LLC
300 Park Avenue
New York, NY 10022

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10. Governing Law; Arbitration. This Agreement shall be enforced, governed by and construed in accordance with the laws of New York without regard to principles of conflict of laws. Any controversy between the parties to this Agreement, or arising out of the Agreement, shall be resolved by arbitration before the American Arbitration Association (“AAA”) in New York City. The following arbitration agreement should be read in conjunction with these disclosures:

(a)	ARBITRATION IS FINAL AND BINDING ON THE PARTIES;

(b)	THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO JURY TRIAL;

(c)	PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDING; AND

(d)	THE ARBITRATORS’ AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDING OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATORS IS STRICTLY LIMITED.

ARBITRATION AGREEMENT. ANY AND ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN MAXIM AND YOU OR YOUR AGENTS, REPRESENTATIVES, EMPLOYEES, DIRECTORS, OFFICERS OR CONTROL PERSONS, ARISING OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO (a) ANY PROVISIONS OF OR THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENTS, (b) THE RELATIONSHIP OF THE PARTIES HERETO, OR (c) ANY CONTROVERSY ARISING OUT OF YOUR BUSINESS SHALL BE CONDUCTED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES. ARBITRATION MUST BE COMMENCED BY SERVICE OF A WRITTEN DEMAND FOR ARBITRATION OR A WRITTEN NOTICE OF INTENTION TO ARBITRATE. IF YOU ARE A PARTY TO SUCH ARBITRATION, TO THE EXTENT PERMITTED BY THE RULES OF THE APPLICABLE ARBITRATION TRIBUNAL, THE ARBITRATION SHALL BE CONDUCTED IN NEW YORK, NEW YORK. THE DECISION AND AWARD OF THE ARBITRATORS(S) SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES, AND ANY JUDGMENT UPON ANY AWARD RENDERED MAY BE ENTERED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, OR ANY OTHER COURT HAVING JURISDICTION THEREOF, AND NEITHER PARTY SHALL OPPOSE SUCH ENTRY.

11. Amendments. This Agreement may not be modified or amended except in a writing duly executed by the parties hereto.

12. Headings. The section headings in this Agreement have been inserted as a matter of reference and are not part of this Agreement.

13. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Maxim nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

14. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions. Without limiting the foregoing, the Company acknowledges and agrees that Maxim is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Maxim hereunder.

15. Waiver. Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion. Any waiver must be in writing.

16. Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement. Facsimile signatures shall be deemed to be original signatures for all purposes.

17. Disclaimers. The Company agrees that any and all decisions, acts, actions, or omissions with respect to the services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Maxim of services hereunderwill in no way expose Maxim to any liability for any such decisions, acts, actions or omissions of the Company absent a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Maxim.

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If the terms of our engagement as set forth in this letter are satisfactory to you, please confirm by signing and returning one copy of this letter.

Very truly yours,

MAXIM GROUP LLC

By:	/s/ Eddie Grossman
Eddie Grossman
Managing Director, Investment Banking

By:	/s/ Michael Quintavalla
Michael Quintavalla
Chief Administrative Officer, Investment Banking

By:	/s/ Ritesh M. Veera
Ritesh M. Veera
Co-Head of Investment Banking

By:	/s/ Clifford A. Teller
Clifford A. Teller
Co-President

Agreed to and accepted this 25th day of April, 2024

CLOUDASTRUCTURE, INC.

/s/ Greg Smitherman

Name: Greg Smitherman

Title: Chief Financial Officer

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Exhibit A

INDEMNIFICATION PROVISIONS

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Company agrees to indemnify and hold harmless Maxim and each of the other Indemnified Parties (as hereinafter defined) from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing, pursing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which any Indemnified Party is a party)) (collectively, “Losses”), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with, Maxim’s acting for the Company, including, without limitation, any act or omission by Maxim in connection with its acceptance of or the performance or non-performance of its obligations under the Agreement between the Company and Maxim to which these indemnification provisions are attached and form a part (the “Agreement”), any breach by the Company of any representation, warranty, covenant or agreement contained in the Agreement (or in any instrument, document or agreement relating thereto, including any agency agreement), or the enforcement by Maxim of its rights under the Agreement or these indemnification provisions, except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Maxim by the Company or for any other reason, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

These Indemnification Provisions shall extend to the following persons (collectively, the “Indemnified Parties”): Maxim, its present and former affiliated entities, managers, members, officers, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, partners, stockholders, members, managers, employees, legal counsel, agents and controlling persons of any of them. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any indemnified Party.

If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. An Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the fees, expenses and disbursements of such counsel shall be borne by the Company. Any such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall not be liable for any settlement of any claim against any Indemnified Party made without the Company’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall not, without the prior written consent of Maxim, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent (i) includes, as an unconditional term thereof, the giving by the claimant to all of the Indemnified Parties of an unconditional release from all liability in respect of such claim, and (ii) does not contain any factual or legal admission by or with respect to an Indemnified Party or an adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company shall contribute to the Losses to which any Indemnified Party may be subject (i) in accordance with the relative benefits received by the Company and its stockholders, subsidiaries and affiliates, on the one hand, and the Indemnified Party, on the other hand, and (ii) if (and only if) the allocation provided in clause (i) of this sentence is not permitted by applicable law, in such proportion as to reflect not only the relative benefits, but also the relative fault of the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the statements, acts or omissions which resulted in such Losses as well as any relevant equitable considerations. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for fraudulent misrepresentation. The relative benefits received (or anticipated to be received) by the Company and it stockholders, subsidiaries and affiliates shall be deemed to be equal to the aggregate consideration payable or receivable by such parties in connection with the transaction or transactions to which the Agreement relates relative to the amount of fees actually received by Maxim in connection with such transaction or transactions. Notwithstanding the foregoing, in no event shall the amount contributed by all Indemnified Parties exceed the amount of fees previously received by Maxim pursuant to the Agreement.

Neither termination nor completion of the Agreement shall affect these Indemnification Provisions which shall remain operative and in full force and effect. The Indemnification Provisions shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Indemnified Parties and their respective successors, assigns, heirs and personal representatives.

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Exhibit B

FEE SCHEDULE

Capitalized terms used in this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

1.	Initial Public Offering or Go-Public Transaction Financing or a Financing pursuant to Section 3(c):

(i)	The Company shall pay Maxim a cash fee of seven percent (7.0%) of the amount of capital funded; and
(ii)	The Company shall deliver a warrant to Maxim (the “Agent Warrant”) to purchase shares of the Common Stock equal to an aggregate of seven percent (7.0%) of the number of shares of Common Stock underlying the securities issued in the Financing. Such Agent Warrant will be issued at each Closing and shall provide, among other things, that the Agent Warrant shall (i) be exercisable at an exercise price equal to the price of the securities (or the exercise price of the warrants, or if not applicable, other securities) issued to the investors in the Financing, (ii) expire five (5) years from the date of issuance, (iii) contain standard anti- dilution protection applicable to corporate changes, (iv) include customary registration rights, including the registration rights provided to the investors, (v) not be exercisable for six months from the Closing of the applicable Transaction (vi) include such other terms as are customary for placement agent warrants.

2.	Go-Public Transaction that is a Direct Listing:

For any Go-Public Transaction that is a direct listing on a national securities exchange, during the Term, upon consummation of such direct listing: (i) Maxim will earn a cash fee of $300,000 (such fee will become payable upon the Company receiving of a minimum of $6,000,000 in gross proceeds); and (ii) the Company shall issue to Maxim or its designees one percent (1.0%) of the issued and outstanding shares of the Company’s Common Stock as of the date of direct listing. Maxim or its designee shall have unlimited piggyback registration rights and the same rights afforded other holders of the Company’s Common Stock. Upon Maxim’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the transfer agent to remove the restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

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Exhibit C

CARVEOUT LIST

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